Exhibit 99.5

FORM OF UNIT PURCHASE AND 10b5-1 TRADING PLAN

Company Name:

Date:

1.                                      This agreement constitutes a written plan (the “Plan”) for the purchase of Summit Midstream Partners, LP’s (the “Issuer’s”) common units, representing limited partner interests, of the Issuer (hereinafter referred to as the “Units”).  The parties intend that the Plan shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.                                      SMLP Holdings, LLC (the “Purchaser”) hereby authorizes Barclays Capital Inc. (“Barclays”) to purchase Units on behalf of the Purchaser in accordance with the following terms:

•	Class of Securities subject to the Plan: Common Units, representing limited partner interests, of the Issuer (ticker symbol: “SMLP”).

•	Name of primary listing exchange for the Units (the “Exchange”): New York Stock Exchange.

•	Aggregate amount of Units covered by the Plan: Refer to Schedule A, attached hereto and incorporated herein by this reference.

•	Commencement date of purchases under the Plan: Refer to Schedule A.

•	Purchase price for purchases under the Plan: Refer to Schedule A.

During the term of the Plan, the Purchaser will not exercise or attempt to exercise authority, influence or control over any purchases executed by Barclays or its affiliates pursuant to the Plan.

3.                                      Representations, Warranties and Agreements:

(a)                                 The Purchaser agrees to pay Barclays for all Units purchased under the Plan (including all commissions in an amount of [    cents ($.  )] per unit) on or prior to the regular settlement date for such Units (currently, T + 3), as instructed by Barclays.

The Purchaser acknowledges and agrees that any failure to make any payment may result in all or part of the Plan not being executed or the Plan being terminated.  Against such payment, Barclays shall transfer pursuant to the delivery instructions set forth in Schedule A, all Units so purchased.

(b)                                 The Purchaser directs Barclays, subject to the limitations set forth in Schedule A, to exercise its professional trading discretion and execute the purchases specified in the Plan in compliance with all applicable and required laws, rules and regulations.  If Barclays does not purchase the full number of Units to be purchased in any trading center (as defined in Rule 600(b)(78) of Regulation NMS) on any Trading Day (as defined below) during the term of the Plan pursuant to Schedule A, the Purchaser directs Barclays [not] to increase the number of Units to be purchased in any subsequent Trading Day during the term of the Plan, except as provided otherwise in Schedule A.  Barclays will provide purchase information to the Purchaser daily by phone or e-mail, and trade confirmations will be sent following the transaction date (any such information sent by e-mail shall be sent to [OFFICER’S E-MAIL ADDRESS], or such other e-mail address as the Purchaser may specify from time to time; fax delivery shall be made in accordance with the provisions of section 3(n) below).

(c)                                  All purchases will only be executed on Trading Days that occur during the Execution Period (as defined in Schedule A). A “Trading Day” is any day that the Exchange or a trading center is open for business and the Units trade regular way thereon.

(d)                                 Any fractional number of Units pursuant to the Plan will be rounded down to the closest whole number.  In the event of any stock split, reverse stock split or stock dividend with respect to the Units or any change in capitalization with respect to the Issuer that occurs during the term of the Plan, this Plan shall automatically terminate unless the parties agree otherwise in writing in accordance with paragraph 3(o) below.

(e)                                  The Purchaser acknowledges and agrees that Barclays may elect not to purchase Units pursuant to the Plan at any time when (i) Barclays, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred or (ii) Barclays, in its sole discretion, has determined that it is prohibited from doing so by a legal, regulatory (including without limitation Regulation M), reputational, contractual or other restriction applicable to it or its affiliates or to the Issuer or the Issuer’s affiliates.  In any such event, Barclays shall provide to Purchaser prompt notice of such election.

(f)                                   The Plan shall terminate on the earliest to occur of (i) the close of business on [ENTER DATE], (ii) the date on which Barclays completes the purchase of the full dollar value of Units that may be purchased during the Execution Period in accordance with Schedule A, (iii) the date that the Issuer or any other person publicly announces a tender or exchange offer with respect to the Units, (iv) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Units are to be exchanged or converted into securities of another company, (v) the date of public announcement of the voluntary or involuntary liquidation, bankruptcy, insolvency, or nationalization of, or any analogous proceeding affecting, the Issuer, and (vi) the first Trading Day after the Purchaser or Barclays, as the case may be, notifies the other in writing that the Plan shall terminate.

(g)                                  The Purchaser represents and warrants that it is not, on the date hereof, in possession of any material non-public information regarding the Issuer or the Units.  Information is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.  Information is “Non-public” if it has not been disseminated in a manner making it available to investor generally. The Purchaser agrees not to communicate, directly or indirectly, any material non-public information relating to the Units or the Purchaser to any employee of Barclays or its affiliates who is involved, directly or indirectly, in executing the Plan at any time while the Plan is in effect.

(h)                                 The Purchaser represents and warrants that they are currently in an open trading window, that the Plan does not violate the Issuers trading policy and that the Plan complies with Rule 10b5-1.

(i)                                     The Purchaser represents and warrants that the Plan does not violate or conflict with any law, regulation, contract, policy, judgment, order, decree or undertaking applicable to the Purchaser or to which the Purchaser is a party.  The Purchaser agrees to notify Barclays in writing if it becomes subject to a legal, regulatory, contractual or other restriction that would cause transactions pursuant to the Plan to violate or conflict with any such law, regulation, contract, policy, judgment, order, decree or undertaking (it being understood that the Purchaser coming into possession of material non-public information during the term of the Plan shall not constitute such a restriction).

(j)                                    The Purchaser further represents and warrants that any consents or authorizations required to be obtained with respect to the Plan and use of the Account to effect the Plan under any such law, regulation, contract, policy, judgment, order, decree, board resolution or undertaking have been obtained and are in full force and effect and that all conditions of any such consents and authorizations have been complied with.  The Purchaser also represents and warrants that the purchase of Units pursuant to the Plan has been duly authorized by the Issuer and is consistent with the Purchaser’s publicly announced unit purchase program.

(k)                                 The Purchaser agrees that it shall not (except through Barclays or an affiliate thereof), and its affiliated purchasers (as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18” or the “safe harbor”)) shall not, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Units during the Execution Period.

(l)                                     The Purchaser acknowledges that neither Barclays nor any of its affiliates has advised the Issuer with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Plan or any transactions under the Plan.

(m)                             The Purchaser represents and warrants that the Plan is being entered into in good faith and is not part of a plan or scheme to evade the prohibitions of Rule 10b5-1.  While the Plan is in effect, the Purchaser agrees not to enter into or alter, either directly or indirectly through an affiliated entity, any corresponding or hedging transaction or position with respect to the Units covered by the Plan and agrees not to alter (except as provided in paragraph 3(s) below) or deviate from, or attempt to exercise any influence over how, when or whether transactions are executed pursuant to, the terms of the

Plan.  The Purchaser further agrees not to (i) enter into a binding contract with respect to the purchase or sale of Units during the Execution Period with another broker, dealer or financial institution, (ii) instruct another Financial Institution to purchase or sell Units during the Execution Period or (iii) adopt a plan for trading the Units during the Execution Period except through Barclays or an affiliate thereof,.  In addition, the Purchaser represents that no such contract, instruction or plan is currently in effect.

(n)                                 The Purchaser agrees to indemnify and hold harmless Barclays and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or relating to the Plan (including, but not limited to, a breach of the Purchaser’s representations, warranties or covenants in the Plan), except to the extent that such claims or cause of actions arise out of or relate to Barclays’ failure to perform or fulfill any of its covenants or obligations under paragraph 3(k) of this Plan or Barclays’ acts of willful misconduct or bad faith.  This indemnification shall survive termination of the Plan.

(o)                                 The Purchaser understands that, while the Barclays Equity Corporate Services Desk is executing transactions on behalf of the Purchaser pursuant to this Plan, other desks at Barclays that are not participating in such transactions and are not aware of the Purchaser’s purchases may continue making a market in the Units or otherwise trade the Units in Barclay’s own account or to facilitate client transactions.

(p)                                 Barclays agrees that at no time shall its trading in the market on behalf of the Purchaser employ manipulative or deceptive devices or contrivances in violation of Section 10(b) of the Exchange Act.  Further; Barclays acknowledges the interest of the Purchaser in connection with such purchases to avail itself of the safe harbor provided by Rule 10b-18 and Barclays agrees to comply with the conditions of Rule 10b-18(b)(2)-(4), and with respect to the price conditions set forth in Rule 10b-18(b)(3), Barclays shall not knowingly exceed the highest independent bid or the last independent transaction price, whichever is higher, quoted or reported in the consolidated system at the time the Rule 10b-18 purchase is effected.

(q)                                 Notwithstanding any other provision hereof, Barclays shall not be liable to the Purchaser for (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(r)                                    The Purchaser acknowledges and agrees that the Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

(s)                                   All notices to Barclays under the Plan shall be given to Barclays in the manner specified by the Plan by telephone at (212) 526-7850, by facsimile at (212) 526-3319 or (646) 758-3693 or by certified mail or nationally recognized overnight courier to the address below:

Equity Corporate Services

Barclays Capital Inc.

745 Seventh Avenue, 3rd Floor

New York, NY 10019-6801

Telephone: 212-526-5249

Attention: Robert Arrix, Director

Email: Robert.Arrix@barclayscapital.com

All notices to the Purchaser under this Plan shall be given by facsimile to the number set forth below or by nationally recognized overnight courier or certified mail to the address below:

SMLP Holdings, LLC

c/o Energy Capital Partners

1000 Louisiana Street, 52nd Floor

Houston, Texas 77002

Facsimile: 713.469.3101

For the avoidance of doubt, any notice or other document which may be given or served by either party to the other shall be deemed to have been duly given or served on the other parties when actually received.  In the case of sending by fax as aforesaid any such notice shall be deemed to have been received upon written or oral confirmation of receipt by the parties.

(t)                                    Any modification or amendment by the parties further requires (i) the written consent of Barclays, which consent shall specify the effective date of the modified or amended Plan and (ii) (1) a certificate signed by the Purchaser certifying that the representations and warranties in this Plan are true and correct at and as of the date of such certificate as if made at and as of such date, or (2) the execution of a new Plan, as determined by Barclays in its sole discretion.  The Purchaser may not assign the Purchaser’s rights or obligations under the Plan without the written permission of Barclays and any such assignment without such permission shall be void.  The Plan shall be subject to the terms and conditions of any Barclays standard account opening documentation, including but not limited to, the Account Agreement between Barclays and Purchaser and, in the event of any conflicts between these two such documents, the terms and conditions of this Plan shall prevail.

(u)                                 The Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the Purchaser and Barclays.

(v)                                 This Plan constitutes the entire agreement between the Purchaser and Barclays with respect to the Plan and supersedes any prior agreements or understandings with regard to the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE], 2015.

SMLP Holdings, LLC

By:

Name:

Title:

BARCLAYS CAPITAL INC.

By:

Name:

Title:

SAMPLE SCHEDULE A

PURCHASE INSTRUCTIONS

A.                                    For purposes of this Plan, the term “Execution Period” shall mean the following period(s):

(i)                                     From and including [September 4, 2013] through and including [September 13, 2013];

(ii)                                  From and including [October 1, 2013] through and including [October 10, 2013];

(iii)                               From and including [November 5, 2013] through and including [November 14, 2013]; and

(iv)                              From and including [December 3, 2013] through and including [December 12, 2013].

Barclays shall not purchase Common Units, representing limited partner interests of Summit Midstream Partners, LP (the “Units”) under this Plan either prior to [September 4, 2013], during the time periods between the Execution Periods, or after [December 12, 2013].

B.                                    During each Execution Period, Barclays shall purchase up to the Daily Purchase Amount (as defined in paragraph C below) for the Purchaser on each Trading Day under ordinary principles of best execution at the then-prevailing market price, except that Barclays shall not purchase:

(i)                                     more than [Five Hundred Thousand] ([500,000]) Units pursuant to this Plan on any single Trading Day (except as provided in paragraph D below);

(ii)                                  more than [Fifty Million Dollars] ($[50,000,000.00]) in Units pursuant to this Plan during any single Execution Period; or

(iii)                               any Units at a price higher than the Maximum Purchase Price (as defined below).

C.                                    The “Daily Purchase Amount” for any Trading Day shall be the number of Units set forth on the grid below opposite the per unit price range that corresponds to the reported price of the opening reported market transaction in the Units on such Trading Day, subject to the provisions of the two paragraphs immediately following the table.

Reported Unit Price	Daily Purchase Amount
If the price is at or above $[23.50] (the “Maximum Purchase Price”)	0 Units
If the price is greater than or equal to $[22.00] and less than or equal to $[23.50]	[125,000] Units
If the price is greater than or equal to $[20.00] and less than $[22.00]	[250,000] Units
If the price is less than $[20.00]	[500,000] Units

If the price drops into a lower price range during a given Exchange Business Day, then so long as the price remains in such lower price range, Barclays shall increase purchases to buy up to the Daily Purchase Amount for the corresponding lower price range.

If the price increases to a higher price range during a given Trading Day and Barclays has already exceeded the Daily Purchase Amount corresponding to the higher price range, then Barclays shall not make any additional purchases within such higher price range; however, if Barclays has not exceeded the Daily Purchase Amount in the higher price range, then Barclays shall continue to buy Units up to the Daily Purchase Amount for such higher price range.

D.                                    Notwithstanding anything to the contrary contained herein, Barclays may execute one or more block trades (as such term is defined in Rule 10b-18 under the Exchange Act) in Units under the following circumstances:

(i)                                     only one block trade may be made on any single Trading Day, and no other purchases may be made on the same Trading Day;

(ii)                                  the per unit price for each such block trade must be less than $[20.00] per unit;

(iii)                               neither a Daily Purchase Amount nor the overall daily purchase limitation set forth in paragraph B(i) above shall apply to any such block trade;

(iv)                              the overall purchase limitation set forth in paragraph B(ii) shall continue to apply to all purchases made in the applicable Execution Period, including, without limitation, all block trades made during that Execution Period; and

(v)                                 each block trade must be executed in full compliance with Rule 10b-18 under the Exchange Act.

E.                                     Barclays shall transfer all Units purchased under this Plan to the Purchaser’s transfer agent (which shall be [NAME AND CONTACT INFORMATION OF TRANSFER AGENT], until the Purchaser provides written notice to Barclays of a change in the identity of the transfer agent) prior to the date of settlement.